EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
1)	SanDisk Limited, a Japanese company

2)	SanDisk Israel (Tefen) Ltd., an Israeli company

3)	SanDisk Hong Kong Limited, a Hong Kong company

4)	SanDisk (Cayman) Limited, a Cayman Islands company

5)	SanDisk Secure Content Solutions, Inc., a Delaware corporation

6)	SanDisk Equipment Ltd., a Japanese company

7)	SanDisk Manufacturing, a Republic of Ireland company

8)	SanDisk International Limited, a Republic of Ireland company

9)	SanDisk India Device Design Centre, Ltd., an Indian company

10)	SanDisk (Ireland) Limited, a Republic of Ireland company

11)	SanDisk Taiwan Limited, a Taiwanese company

12)	SanDisk Semiconductor (Shanghai) Co. Ltd., a Peoples Republic of China company

13)	SanDisk 3D LLC, a Delaware company

14)	SanDisk IL Ltd. (formerly msystems Ltd.), an Israeli company

15)	M-Systems, Inc, a New York company

16)	M-Systems Finance Inc., a Cayman Islands company

17)	M-Systems (Cayman) Limited, a Cayman Islands company

18)	P.P.S. von Koppen Pensioen B.V., a Netherlands company

19)	M-Systems B.V., a Netherlands company

20)	M-Systems Asia Ltd., a Taiwanese company

21)	M. Systems Flash Disk Pioneers Espana S.L.U., a Spanish company

22)	Microelectronica Espanola S.A.U., a Spanish company

23)	SanDisk Bermuda Limited, a Republic of Bermuda company

24)	SanDisk Bermuda Unlimited, a Republic of Bermuda company